                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549





                                   FORM 8-K





                                CURRENT REPORT





                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934




                Date of Report (Date of earliest event reported):
                               January 29, 1997




                        FIRST PLACE FINANCIAL CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



          New Mexico                      0-25956                 85-0317365
-------------------------------         ------------         -------------------
(State or other jurisdiction of         (Commission            (I.R.S Employer
 incorporation or organization)         file number)         Identification No.)



100 East Broadway, Farmington, New Mexico                            87401
-----------------------------------------                          --------
 Address of principal executive offices                            Zip Code



Registrant's telephone number, including area code:  (505) 326-9000
                                                     --------------

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ITEM 6. OTHER EVENTS

        News release dated January 27, 1997 announcing the Company's 1996 earnings.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

    (c)  EXHIBITS

         News release from First Place Financial Corporation dated January 27, 1997.

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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         FIRST PLACE FINANCIAL CORPORATION
                                       --------------------------------------
                                                   (Registrant)



Date: January 29, 1997                 /s/ JAMES D. ROSE
                                       --------------------------------------
                                       James D. Rose
                                       President and Chief Operating Officer

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                                  [LETTERHEAD]





                                  NEWS RELEASE
                                  ------------



Date:       January 27, 1997
Contact:    James D. Rose, President
Telephone:  (505) 324-9542

                     FIRST PLACE FINANCIAL CORPORATION REPORTS
                                RECORD NET INCOME

FARMINGTON, NEW MEXICO -- Richard I. Ledbetter, chief executive officer of First Place Financial Corporation, today reported record net income for 1996 of $9.8 million, or $4.56 per share, an increase of 11.9% and 6.8%, respectively, over the $8.8 million, or $4.27 per share earned in 1995. The return on average stockholders' equity for the year was 15.9%. Dividends per share increased 14.2% for the year to $1.64.
    First Place ended the year with $800.6 million in total assets, an increase of $109.8 million, or 15.9%, over 1995. Total stockholders' equity increased $7.0 million, or 12.1%, during the year to $64.8 million. Total net loans, at year-end 1996, were $459.3 million, an increase of $63.2 million, or 16.0%, compared to 1995.
    James D. Rose, president of First Place Financial Corporation, noted that the increase in net income resulted from continued strong loan growth, good asset quality, and excellent overhead control. "We continue to focus on leveraging our two key resources--our capital and our people," said Rose. "Our return on equity ranks us in the top quartile of our peer group and only 7% of our peer group have a lower net overhead."
    First Place Financial Corporation, the largest bank holding company headquartered in New Mexico, owns First National Bank of Farmington, Western Bank, Gallup, and Burns National Bank of Durango, Colorado. Its stock is quoted on the NASDAQ Bulletin Board under the symbol FPLF. The most recent trades during January 1997 were at $60 per share. At year-end 1995, the bid price was $40.83.

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                       FIRST PLACE FINANCIAL CORPORATION
                             FINANCIAL HIGHLIGHTS
                                 (unaudited)
                    (in thousands except for per share data)



                                                Twelve Months
                                            ---------------------
                                              1996         1995
                                            --------     --------
INCOME
Net interest income                           28,614       25,299
Noninterest income                             4,802        5,036
Provision for loan losses                      1,155          837
Noninterest expenses                          18,623       16,861
Income before income taxes                    13,638       12,637
Income taxes                                   3,828        3,871
Net income                                     9,810        8,766

PER SHARE
Net income                                  $   4.56     $   4.27
Dividends                                       1.64         1.43
Book value                                     30.50        27.44

AT PERIOD END
Total assets                                 800,610      690,795
Securities                                   244,687      218,250
Loans and leases, net                        468,188      404,680
Allowance for loan losses                      8,933        8,588
Total deposits                               587,893      529,047
Shareholders' equity                          64,760       57,756

Nonperforming assets                           4,048        4,081
Loans past due 90 days or more                   256          308

SELECTED RATIOS
Return on average assets                        1.33%        1.38%
Return on average common equity                15.90%       17.29%
Average equity to average assets                8.34%        7.96%
Net interest margin                             4.47%        4.58%
Nonperforming assets to net loans, and
  leases, other real estate owned, and
  other nonperforming assets                    0.86%        1.01%

Weighted average common and common-
  equivalent shares outstanding                2,152        2,054